Exhibit 10.3

AMENDMENT 2008-1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT 2008-1 (the “Amendment”), dated as of November 12, 2008, is entered into by and among Antares Pharma, Inc. (“Antares”), Antares Pharma AG (the “Corporation”), Gewerbestrasse 18, 4123 Allschwil, Switzerland, a wholly-owned subsidiary of Antares, and Dario Carrara (“Employee”).

RECITALS

WHEREAS, the Corporation, Antares and Employee previously entered into an Employment Agreement, dated October 13, 2006 (the “Existing Employment Agreement”);

WHEREAS, the Corporation, Antares and Employee desire to amend the Existing Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, and to make certain other clarifying changes; and

WHEREAS, Section 6.5 of the Existing Employment Agreement provides that the Existing Employment Agreement may be amended pursuant to a written agreement executed by all the parties hereto.

NOW, THEREFORE, the parties hereby agree that, effective as of November 12, 2008, the Existing Employment Agreement shall be amended as follows:

1.	The last sentence of Section 2.2 of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“The Discretionary Bonus shall be payable in cash, shares of common stock of Antares or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid on or after January 1, but no later than March 15 of the fiscal year following the fiscal year for which such Discretionary Bonus is earned.”

2.	The second paragraph of Section 3.2(a) of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“In the event of any termination pursuant to this subsection, the Corporation shall be obligated to pay Employee only that portion of his base salary earned, accrued and owing, but not yet paid under Section 2.1 hereof, up to and including the date upon which such termination becomes effective.”

3.	The first sentence of Section 3.2(b) of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, should the Corporation or Antares terminate Employee’s employment hereunder at any time without Cause, as a condition to any such termination, the Corporation shall (i) pay Employee that portion of his base salary and other benefits earned, accrued and owing, but not yet paid under Sections 2.1, 2.3, 2.5, 2.6, 2.8, 2.10 and 2.11 hereof, up to and including the date upon which such termination becomes effective, and (ii) pay to Employee an amount equal to six (6) months of base salary, in accordance with the Corporation’s established pay policies and procedures, commencing within thirty (30) days following the date upon which Employee’s termination of employment becomes effective.”

4.	Section 3.2(c) of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“Termination on Disability. Subject to the following, and notwithstanding anything in this Agreement to the contrary, the Corporation or Antares may terminate Employee’s employment hereunder upon Employee’s disability (as determined below), subject to the requirements of applicable law, provided that in the event the Corporation or Antares terminates Employee’s employment due to disability, the Corporation shall be obligated to pay Employee only that portion of his base salary earned, accrued and owing but not yet paid under Section 2.1 hereof, up to and including the date upon which such termination on account of Employee’s disability becomes effective.

For the purposes of this Agreement, Employee shall be deemed to be suffering from a disability if Employee, in the reasonable judgment of Antares’ Board of Directors (with Employee abstaining from any such vote if Employee is elected to serve on either the Corporation’s or Antares’ Board of Directors, about which no representation is made herein or otherwise), is unable to perform his duties, as specified in Section 1 hereof, by reason of illness or incapacity for a period of more than one hundred eighty (180) days in any twelve (12) month period.”

5.	A new Section 3.2(d) is hereby added to the Existing Employment Agreement to read in its entirety as follows (and the remainder of Section 3.2 is renumbered accordingly):

“Termination on Death. Subject to the following, and notwithstanding anything in this Agreement to the contrary, upon Employee’s death this Agreement and Employee’s employment shall immediately terminate and the Corporation shall be obligated to pay Employee’s estate only that portion of his base salary earned, accrued and owing but not yet paid under Section 2.1 hereof, up to and including the date upon which Employee died.”

6.	Section 3.2(e) of the Existing Employment Agreement, as renumbered, is hereby amended in its entirety to read as follows:

“Termination by Employee. In the event Employee terminates this Agreement, the Corporation shall be obligated to pay Employee (i) that portion of his base salary and other benefits earned, accrued and owing, but not yet paid under Sections 2.1, 2.3, 2.4, 2.5, 2.6, 2.8, 2.8, 2.10 and 2.11 hereof, up to and including the date upon which such termination becomes effective.”

7.	A new Section 3.2(f) is hereby added to the Existing Employment Agreement to read in its entirety as follows:

“Specified Employee Status. Severance payments under this Agreement shall be paid within the “short-term deferral” and the “separation pay” exceptions under Treas. Reg. sections 1.409A-1(b)(4) and (b)(9), respectively; provided, however, if at the time of Employee’s “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Corporation or Antares, the Corporation, Antares, or any affiliate has securities which are publicly-traded on an established securities market and Employee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Corporation or Antares, as applicable, will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with the Corporation or Antares, as applicable (as defined under section 409A of the Code). If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to Employee’s estate within sixty (60) days after the date of Employee’s death.”

8.	Section 6.1 of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“Notices. All notices and other communications under this Agreement will be sufficient if written and sent by registered or certified mail, return receipt requested, in the case of Employee, to his residence as shown on the Corporation’s records, and in the case of the Corporation, to c/o Antares Pharma, Inc. at its offices at Princeton Crossroads Corporate Center, 250 Phillips Blvd., Suite 290, Ewing, NJ 08618, Attention: Chief Executive Officer, Facsimile: (609) 359-3015 with a copy to Morgan Lewis and Bockius LLP, 1701 Market St., Philadelphia, PA 19103, Attention: Amy Pocino Kelly, Esq., Facsimile: (877) 432-9652; provided, however, that any notice of change of address shall be effective only upon receipt.”

9.	A new Section 6.10 is hereby added to the Existing Employment Agreement to read in its entirety as follows:

“Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

10.	In all respects not amended, the Existing Employment Agreement is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation, Antares and Employee agree to the terms of the foregoing Amendment, effective as of the date set forth above.

ANTARES PHARMA AG

By:
lts: Director, Antares Pharma AG

ANTARES PHARMA, INC.

By: ___________________________
lts: President and CEO

_______________________________

Dario Carrara